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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                                  Commission File Number 1-17363
                                                          CUSIP Number 531914109

                           NOTIFICATION OF LATE FILING

(Check One):  |_| Form 10-K            |_| Form 20-F    |_| Form 11-K
              |X| Form 10-Q            |_| Form N-SAR   |_| Form N-CSR
              |_| Form 10-D

                      For Period Ended: September 30, 2005

|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K
         For the Transition Period Ended: ______________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant   Lifeway Foods, Inc.

Former name if applicable
N/A

Address of Principal Executive Office (STREET AND NUMBER)
6431 West Oakton

City, State and Zip Code Morton Grove, Illinois 60053


                                     PART II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   | (a) The reasons described in reasonable detail in Part III of this form
   | could not be eliminated without unreasonable effort or expense;
   |
|X|| (b) The subject annual report, semi-annual report, transition report on
   | Form 10-K, Form 20-F, Form 11-K or Form N-SAR or Form N-CSR, or portion
   | thereof will be filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or transition report
   | on Form 10-Q or subject distribution report of Form 10-D, or portion
   | thereof will be filed on or before the fifth calendar day following the
   | prescribed due date; and
   |
   | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) | has been attached if applicable.

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                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR or the transition report portion thereof could not be filed within the prescribed time period.

     We were unable to prepare the financial statements of the Company, as reviewed by the independent auditors, in time without undue effort and expense in order to make timely filing of the Company's Annual Report on Form 10-QSB for the period ended September 30, 2005. Accordingly, the Company respectfully requests an extension of the filing date of such Form 10-QSB. The Company will file such Form 10-QSB as soon as practicable after the date hereof, but in any event on or before the fifth calendar day following the prescribed due date.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

                  Edward P. Smolyansky      (847) 967-1010
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                        (Name)              (Area Code) + (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                               Lifeway Foods, Inc.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 15, 2005                 By:  Edward P. Smolyansky
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                                              Edward P. Smolyansky,
                                              Chief Financial and Accounting
                                              Officer and Treasurer

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